Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Transformational CPG Acquisition Corp. (the “Company”) of the Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 12, 2021

By:	/s/ Charles Arthur Norris
Name:	Charles Arthur Norris